Exhibit 10.20

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made this 17th day of October, 2017, by and between ZOMEDICA PHARMACEUTICALS CORP., a Canadian corporation, whose address is 3928 Varsity Drive, Ann Arbor, Michigan 48108 (“Borrower”), and EQUIDEBT LLC, a Michigan limited liability company, whose address is 230 Huronview Blvd., Ann Arbor, Michigan 48103 (“Lender”). The Lender agrees to make, and the Borrower agrees to repay the loan described below (the “Loan”), in accordance with the terms and conditions set forth in this Agreement.

1.	LOAN.

a. Loan. The Lender agrees to make available to the Borrower, and the Borrower may borrow from the Lender, the principal sum of Five Million Dollars ($5,000,000.00) to be evidenced by a Line of Credit Promissory Note (“Note”) dated of even date herewith, which Loan shall be payable in accordance with the terms stated in the Note, a copy of which is attached hereto as Exhibit “A”. All sums due Lender under the Note or any of the documents securing the Note are hereinafter referred to as the “Indebtedness”.

b.       Payments. The Loan shall be repaid in accordance with the terms and provisions of the Note.

c.       Use of Loan Proceeds. Borrower will use the proceeds of the Loan only for working capital and general corporate purposes.

d.                  Borrowing Procedure. The Loan shall be a Line of Credit from which Borrower may, unconditionally and in its sole discretion, from time to time during the term of this Agreement borrow as set forth below:

a)	Minimum Advance Amount: Two Hundred Fifty Thousand Dollars ($250,000.00).

b)	Maximum Advances per month: Two

c)	Borrowing Procedure: To effect a drawing under the Loan (a “Drawing”), Borrower shall provide written notice of such Drawing to the Lender (each, a “Borrowing Notice”), which Borrowing Notice shall (i) set forth the amount of the Drawing, and (ii) the date on which the Drawing shall occur, which date shall be not less than two business days after the date such Borrowing Notice is deemed to be given to the Lender (such date, the “Funding Date”). Such Borrowing Notice shall also be accompanied by a PDF or other facsimile copy of a resolution duly adopted by the Company’s Board of Directors or a duly constituted committee of the Board of Directors approving the Drawing.

d)	Funding Procedure: No later than 3:00 p.m., Eastern time, on the Funding Date the Lender shall wire the amount of the Drawing directly to the Borrower, without offset or deduction of any kind whatsoever, in immediately available U.S. dollars to an account or accounts previously specified by the Borrower in writing.

2.       REPRESENTATIONS AND WARRANTIES OF BORROWER. The Borrower represents and warrants to the Lender, as long as the Loan remains outstanding, as follows:

a.                   Existence and Authority. Borrower has the corporate power to execute this Agreement and all related documents and, when executed, this Agreement and all related documents will be legal, valid and binding obligations of Borrower and, enforceable in accordance with their terms.

b.                  Transactions Legal and Authorized. The execution, delivery and performance of this Agreement and all documents entered into related thereto, including, but not limited to, the Note (collectively, the “Loan Documents”) have been duly authorized by all necessary action of Borrower.

c.                   No Litigation. There are no pending or threatened suits or proceedings before any court, governmental agency, regulatory body, or administrative tribunal to which Borrower is a party or by which his property may be affected and which may result in any material adverse change in the financial condition of Borrower.

d.                  Financial Condition. All financial information of Borrower, as delivered to Lender as of the date hereof, if any, is correct and complete and accurately presents the financial condition of such as of the dates thereof. There has been no material adverse change in the business, property or condition of Borrower since the date of the most recent financial information delivered to Lender.

e.                   Taxes. Borrower has filed all federal, state and local income and other tax returns and other reports required to be filed prior to the date of this Agreement and have paid all taxes, withholdings, assessments and other governmental charges that are due and payable prior to the date of this Agreement.

f.                   Solvency. Borrower is solvent and able to pay its debts as they mature and has assets the fair market value of which exceeds its liabilities. Borrower will not be rendered insolvent or unable to pay maturing debts as a result of the execution of this Agreement or the other Loan Documents.

g.                   Survival. All warranties and representations of Borrower contained in the Agreement shall survive the execution of this Agreement and any advances made in accordance with this Agreement.

3.                  REPRESENTATIONS AND WARRANTIES OF LENDER

a.                   Existence and Authority. Lender is a limited liability company, duly organized and in good standing under the laws of the State of Michigan and has the full power and complete authority to execute this Agreement and the other Loan Documents to which it is a party and, when executed, this Agreement and such other Loan Documents will be legal, valid and binding obligations of Lender, enforceable in accordance with their terms.

b.                  Transactions Legal and Authorized. The execution, delivery and performance of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action of Lender.

c.                   Financial Resources. Lender has presently available cash resources to provide the Loan to Borrower hereunder.

d.                  Survival. All warranties and representations of Lender contained in the Agreement shall survive the execution of this Agreement and any advances made in accordance with this Agreement.

4.	AFFIRMATIVE COVENANTS. The Borrower covenants and agree that, as long as the Loan remains outstanding, the Borrower shall comply with the following affirmative covenants:

a.                   Notice of Adverse Events. Borrower shall promptly notify the Lender in writing of any Event of Default or event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

b.                  No Default Certificate. Borrower shall furnish to the Lender, within ten (10) days after request by the Lender, a certificate executed by the Chief Financial Officer of the Borrower stating that no Event of Default has occurred or, if an Event of Default has occurred, stating its nature, how long it has existed and what action the Borrower proposes to take with respect to the Event of Default.

c.                   Other Information. Borrower shall promptly furnish to the Lender such other information, documents or certificates regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request from time to time and permit the Lender, its employees, attorneys and agents to inspect, confirm and copy all of the books, records and properties of the Borrower at any reasonable time; provided, however, that nothing contained herein shall entitle the Lender to obtain any information relating to Borrower that has not already been publicly disclosed by Borrower in the opinion of counsel to Borrower.

5.                  EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an “Event of Default” under this Agreement and, notwithstanding the terms of any note or other agreement given in connection herewith or otherwise, shall be an Event of Default under the terms of any such note or agreement:

a.                   Failure by Borrower to pay any amount owing on the Loan when due, whether by maturity, acceleration or otherwise, on the applicable payment date as set forth in the Note.

b.                  Any failure by Borrower to comply with, or breach by Borrower of any of the terms, provisions, warranties or covenants of this Agreement or the other Loan Documents, which is not cured within fifteen (15) days after written notice from Lender.

c.                   The insolvency of Borrower or the admission in writing of Borrower’s inability to pay its debts as they mature.

d.                  Any statement, representation or information made or furnished by or on behalf of Borrower to the Lender in connection with or to induce the Lender to provide any loan, credit or other financial accommodation shall prove to be false or materially misleading when made or furnished.

e.                   Institution of bankruptcy, reorganization, arrangement, insolvency or other similar proceedings by or against Borrower; or the appointment of a receiver, custodian or trustee for Borrower, or any substantial portion of Borrower’s assets.

f.                   If there is any failure by Borrower to pay when due any indebtedness (other than to the Lender) for borrowed money which is not cured within fifteen (15) days.

6.                  ACCELERATION. Upon any Event of Default occurring, the Lender may at any time declare the Loan immediately due and payable, in each case without presentment, demand, protest, notice of dishonor, notice of non-payment or other notice of any kind, all of which are waived by the Borrower.

7.                  REMEDIES.

a.                   General. The Lender shall have all the rights and remedies provided by law or equity or by agreement of the parties. The remedies of the Lender are cumulative and not exclusive. No delay, waiver or failure on the part of the Lender to demand strict adherence to the terms of this Agreement or any related document shall be deemed to constitute a course of conduct or waiver inconsistent with the rights herein.

b.                  Application of Proceeds. Any proceeds received by the Lender from the exercise of its remedies shall be applied as follows:

(i)                 First, to all sums expended by the Lender in carrying out any term, covenant or agreement under this Agreement or any related document.

(ii)               Second, to the payment of the Loan. If the proceeds are insufficient to fully pay the Loan, then application shall be made first to late charges and interest accrued and unpaid, then to any applicable prepayment premiums, other charges and expenses, and then to the outstanding principal balance.

(iii)             Third, any surplus remaining shall be paid to the Borrower or to any other lawfully entitled party.

8.                  MISCELLANEOUS. The Borrower and the Lender further agree as follows:

a.                   Governing Law. This Agreement shall be construed according to the laws of the State of Michigan.

b.                  Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Borrower, and the rights and privileges of the Lender under this Agreement shall inure to the benefit of its successors and assigns. Neither party may assign its rights hereunder without the prior written consent of the other party hereto and any attempted assignment in violation of this Section 10(b) shall be null and void ab initio.

c.                   Notices. Notice from one party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopier number set forth in this Agreement by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, (iii) express mail or other overnight courier service, or (iv) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with these provisions shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by registered or certified mail, or on the next business day after mailing or deposit with the postal service or an overnight courier service if delivered by express mail or overnight courier.

d.                  Amendments. Any amendment of this Agreement shall be in writing and shall require the signature of the Borrower and the Lender.

e.                   Solensky Loan Agreement. This Agreement supersedes and replaces in its entirety the Loan Agreement, dated September 1, 2017, by and between the Lender and Gerald A. Solensky, and the related Promissory Note, dated September 1, 2017, both of which are hereby terminated without further liability or obligation on the part of any party thereto.

f.                   Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

g.                   Joint and Several Obligations. In the event that more than one person or entity executes this Agreement, the obligations of each person or entity shall be joint and several.

h.                  Fees and Expenses. The Borrower shall pay to the Lender all of the Lender's reasonable out-of-pocket expenses, including attorneys' fees and expenses, related to the enforcement of this Agreement. Any reference in this Agreement to attorneys' fees shall mean fees, charges, costs and expenses of outside counsel and paralegals, whether or not a suit or proceeding is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding, in consultation with counsel, or otherwise.

i.                    WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LOAN.

[SIGNATURES ON FOLLOWING PAGE]

This Agreement is executed and delivered as of the day and year set forth above.

BORROWER:

ZOMEDICA PHARMACEUTICALS CORP., a Canadian Corporation

By:	/s/ Gerald A. Solensky
Gerald A. Solensky
Its:	Chairman of the Board, President and Chief Executive Officer

LENDER:

EQUIDEBT LLC, a Michigan limited liability company

By:	/s/ Bradley J. Hayosh
Bradley J. Hayosh
Its:	Manager

Exhibits:

Exhibit “A” – Promissory Note

EXHIBIT “A”

Promissory Note